UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO

REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

Modiv Divisibles, LLC

(f/k/a REITless Impact Income Strategies LLC)

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10891

Delaware	61-1871099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Newport Center Drive

Newport Beach, CA 92660

(Full mailing address of principal executive offices)

(888) 686-6348

(Issuer’s telephone number, including area code)

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

ANNUAL REPORT ON FORM 1-K

December 31, 2020

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

In this Annual Report, the terms “Modiv Divisibles,” the “Company,” “we,” “us” or “our” refer to Modiv Divisibles, LLC (f/k/a REITless Impact Income Strategies LLC) unless the context indicates otherwise.

We make statements in this Annual Report that are forward-looking statements within the meaning of the federal securities laws. The words such as “outlook,” “anticipate,” “believe,” “seek,” “estimate,” “expect,” “intend,” “continue,” “can,” “may,” “plan,” “potential,” “project,” “should,” “could,” “will,” “would” and similar expressions or statements and the negatives of those expressions or statements are intended to identify forward-looking statements. Such statements include, but are not limited to, any statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause our actual results to differ materially from those projected or anticipated, or performance or achievements that we express or imply in this Annual Report. Therefore, such statements are not intended to be a guarantee of our performance in future periods.

The forward-looking statements in this Annual Report represent our management’s current expectations and assumptions based on information available as of the date of this report. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers should carefully review these risks, as well as the additional risks described in other documents we file from time-to-time with the SEC. In light of the significant risks and uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that such results will be achieved, and readers are cautioned not to place undue reliance on such forward-looking information, which speak only as of the date of this report.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. We qualify all of our forward-looking statements by these cautionary statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	downturns in global, national, regional and local economic conditions, particularly the recession which commenced in February 2020 as a result of the novel corona virus (“COVID-19”) pandemic;
•	public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, COVID-19;
•	our ability to effectively deploy the proceeds raised in our securities offering;
•	our ability to attract and retain members to our online platform;
•	risks associated with breaches of our data security;
•	risks and uncertainties related to the national and local economies and the real estate industry in general and in our specific markets;
•	volatility in the capital markets;
•	expected rates of return provided to shareholders;
•	the ability of our sponsor and its affiliates to source and acquire commercial real estate investments and other assets, and the quality and performance of these assets;
•	legislative or regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of real estate investment trusts (“REITs”) and SEC guidance related to Regulation A or the JOBS Act);
•	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;
•	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our sponsor;
•	our ability to avail ourselves of certain regulatory exemptions and safe harbors;
•	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “Investment Company Act”) and other laws; and
•	changes to generally accepted accounting principles (“GAAP”).

PART II

ITEM 1. BUSINESS

The Company

Modiv Divisibles, LLC is a limited liability company organized on March 6, 2018 under the laws of the State of Delaware. The Company was originally incorporated under the name REITless Impact Income Strategies LLC, but changed its name on December 22, 2020 to Modiv Divisibles, LLC following the May 15, 2020 acquisition described below. We intend to invest in a portfolio of commercial real estate investments. Each commercial real estate investment will be represented by a separate and distinct share class which will allow investors to acquire an ownership interest in individual properties by acquiring different classes of shares. Investors in each share class will receive distributions based on the cash flow generated by the property underlying such share class. Each share class would earn a return for our investors through the collection of rents from the property underlying such share class, along with the potential for capital gains upon any sales of the property after an extended holding period. We are evaluating whether we will elect to be taxed as a REIT for federal income tax purposes beginning with the taxable year ending December 31, 2021.

Prior to May 15, 2020, we were managed by North Capital, Inc. (the “Former Manager”), a Securities and Exchange Commission (“SEC”)-Registered Investment Advisor and an affiliate of North Capital Investment Technology, Inc. (“NCIT” or the “Former Sponsor”). NCIT owned and operated an online investment platform www.reitless.com (the “REITless Platform”), which allowed investors to become equity or debt holders in real estate opportunities that may have been historically difficult to access for some investors. Through the use of the REITless Platform, investors could browse real estate debt investments, view details of an investment, execute legal documents, and arrange for payments online.

On May 15, 2020, our Former Sponsor entered into a purchase and sale agreement with Modiv Advisors, LLC, a Delaware limited liability company (“Modiv Advisors" or our “Advisor”), pursuant to which Modiv Advisors purchased 100% of our outstanding common shares for $50,000 in cash (the “Acquisition”) as well as 100% of the membership interests of REITless Impact Opportunity Zone Strategies LLC, another real estate investment trust (“REIT”) sponsored by our Former Sponsor for $20,000 in cash. As a result of such acquisition, we are now a wholly-owned subsidiary of, and managed by, Modiv Advisors, which is in turn an indirect subsidiary of Modiv Inc., a pioneer in the direct-to-consumer commercial real estate product industry, having created one of the largest non-listed REITs to raise capital via crowd funding technology. For periods prior to the Acquisition, our Company is referred to as the “Predecessor” and for periods after the Acquisition, our Company is referred to as the “Successor.”

We plan to originate, invest in and manage a portfolio of commercial real estate investments that is diversified by investment type, investment size and investment risk with the goal of providing investors with an opportunity to invest in separate and distinct classes of shares, with each class of shares representing an ownership interest in a special purpose entity (“SPE”) that owns an individual real estate property. We plan to acquire interests in SPEs that own a commercial real estate property that will provide stable, attractive returns to our investors. We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by us. As of December 31, 2020, we have not commenced operations nor have we identified any specific investments in which there is a reasonable probability that we will invest.

Modiv Advisors is responsible for managing our day-to-day operations and our planned portfolio of commercial real estate investments. Modiv Advisors also has the authority to make all of the decisions regarding our investments, subject to the limitations in our operating agreement and the direction and oversight of our Board of Managers. Modiv Advisors will also provide marketing, investor relations and other administrative services on our behalf.

Modiv Advisors intends to update our offering circular in the coming months to update our investment strategy with innovative, investor-first features that will enhance our original qualified Reg A+ offering. We intend to use substantially all of the proceeds of the Offering (defined below) to originate, invest in and manage a portfolio of commercial real estate investments. Each commercial real estate investment will be represented by a separate and distinct share class which will allow investors to acquire an ownership interest in individual properties by acquiring different classes of shares.

On November 2, 2018, our “best efforts” offering of common shares, representing limited liability interests in us (the “Offering”), pursuant to Regulation A was qualified by the SEC. We have not commenced the Offering and plan to seek to raise up to $75,000,000 in the Offering which we currently expect to commence in the second half of 2021.

As of December 31, 2020, we have not commenced planned principal operations or generated revenue. Our activities since inception have consisted of formation activities and preparations for capital raising. Once we commence our planned principal operations, we will incur significant additional expenses. We are dependent upon additional capital resources for the commencement of our planned principal operations which is subject to significant risks and uncertainties, including failing to secure funding to initiate our planned operations or failing to profitably operate the business.

Investment Objectives

Our primary investment objectives are:

•	to provide our shareholders with attractive and regular cash distributions;
•	to preserve, protect and return shareholders’ capital contributions;
•	to realize appreciation in NAV from proactive investment selection and investment management;
•	to provide future opportunities for growth and value creation; and
•	to provide an investment alternative for shareholders seeking to allocate a portion of their long-term investment portfolios to commercial real estate with lower volatility than public real estate companies.

Investment Strategy

We intend to use substantially all of the proceeds of the Offering to originate, invest in and manage a diversified portfolio of commercial real estate investments. Each commercial real estate investment will be represented by a separate and distinct share class which will allow investors to acquire an ownership interest in individual properties by acquiring different classes of shares. Each class of shares will represent an ownership interest in an SPE that owns an individual property.

We will seek to acquire properties that generate cash flow, allowing us to make regular distributions to our shareholders based on the cash flow generated by the individual property in each class of our common shares along with the potential for capital gains upon any sale of the property underlying such share class after an extended holding period. Our focus will emphasize the payment of current returns to shareholders and preservation of invested capital as our primary investment objectives.

Our underwriting process will involve comprehensive and systematic financial, structural, operational and legal due diligence in order to identify and structure investments that meet our investment objectives. We feel the market environment offers a broad range of opportunities to source compelling investments with attractive risk-return profiles.

Competition

Our net income depends, in large part, on our ability to originate investments with attractive risk-adjusted returns. In originating these investments, we will compete with other REITs, pension funds, insurance companies, private equity and other investment funds and companies, partnerships and other entities, as well as other online platforms, many of which have greater financial resources and a lower cost of capital than we do and may be able to accept more risk than we can prudently manage. Competitive variables include market presence and visibility, size of investments offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted.

Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and we cannot assure you that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our offering circular dated November 1, 2019, which may be accessed here: https://www.sec.gov/Archives/edgar/data/1742092/000110465919058812/tv531500_253g2.htm#b_05. We anticipate that the offering circular will be updated later this year. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. The following are additional risk factors related to the COVID-19 pandemic that arose during 2020 which could negatively impact our ability to secure funding to initiate our planned operations and to profitably operate our business.

Measures intended to prevent the spread of COVID-19 have disrupted our ability to operate our business.

In response to the outbreak of COVID-19 and the federal and state mandates implemented to control its spread, most of our Advisor’s employees are working remotely. If our Advisor’s employees are unable to work effectively as a result of the COVID-19 pandemic, including because of illness, quarantines, office closures, ineffective remote work arrangements or technology failures or limitations, our operations would be adversely impacted. Further, remote work arrangements may increase the risk of cybersecurity incidents, data breaches or cyber-attacks, which could have a material adverse effect on our business and results of operations, due to, among other things, the loss of proprietary data, interruptions or delays in the operation of our business, damage to our reputation and any government-imposed penalty.

The current COVID-19 pandemic, and any future outbreak of other highly infectious or contagious diseases, could materially and adversely impact or disrupt our financial condition, results of operations, cash flows and performance.

The COVID-19 pandemic has had, and any other pandemics in the future could have, repercussions across regional, national and global economies and financial markets. The outbreak of COVID-19 in the United States and in many countries has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in the financial markets. The impact of the COVID-19 outbreak has been rapidly evolving and has continued to affect more countries. Many countries, including the United States, have responded by instituting quarantines for some period of time, mandating business and school closures and restrictions on their re-openings, banning group gatherings and restricting travel, among others.

Certain states and cities have also reacted by instituting quarantines, restrictions on travel, “shelter in place” rules and restrictions to only essential businesses that may continue to operate. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly, including the real estate industry in which we plan to operate.

The extent to which the COVID-19 pandemic impacts our business operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence; including the scope, severity and duration of the pandemic; the success of actions or measures taken to contain or treat COVID-19, or mitigate its impact; and the direct and indirect economic effects of the pandemic, among others.

The rapid development and fluidity of the COVID-19 pandemic precludes us from making any prediction as to the full adverse impact of the pandemic. Nevertheless, the pandemic presents material uncertainty and risk with respect to ability to secure funding to initiate our planned operations and to profitably operate our business.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2020.

Modiv Advisors will be updating our Offering Circular in the coming months to update our investment strategy and the terms of our Offering. We intend to use substantially all of the proceeds of the Offering to originate, invest in and manage a diversified portfolio of commercial real estate investments. Each commercial real estate investment will be represented by a separate and distinct share class which will allow investors to acquire an ownership interest in individual properties by acquiring different classes of shares. Each class of shares will represent an ownership interest in an SPE that owns an individual property.

Results of Operations

As of December 31, 2020 (Successor) and 2019 (Predecessor), we have not commenced principal operations other than those associated with general start-up and organizational matters, and we have not generated any revenue.

For the period from May 15, 2020 (date of Acquisition) to December 31, 2020 and from January 1, 2020 to May 14, 2020 and for the year ended December 31, 2019, we had a net loss of $965 (Successor), a net income of $8,697 (Predecessor) and a net loss of $13,497 (Predecessor), respectively.

The net income for the Predecessor period from January 1, 2020 to May 14, 2020 was primarily the result of a gain on forgiveness of amounts due to related parties by our Former Manager, offset in part by general and administrative expenses we paid. Our net loss in 2019 was primarily the result of general and administrative expenses we paid.

Liquidity and Capital Resources

As of December 31, 2020 (Successor) and 2019 (Predecessor), we had $0 and $502,018, respectively, in cash and cash equivalents. During the Predecessor period from January 1, 2020 to May 14, 2020, we distributed $501,000 to our sole member and the remaining balance was used to pay our current liabilities. We are dependent upon the net proceeds from the Offering to conduct our proposed operations. We will obtain the capital required to purchase and originate real estate-related investments and conduct our operations from the proceeds of the Offering and any private placements and future offerings we may conduct, from secured or unsecured financing obtained from banks or other lenders, and from any undistributed funds from our operations.

If we raise substantially less than $75,000,000 in gross offering proceeds, we will make fewer investments which will negatively impact our liquidity and capital resources. For instance, we will have certain fixed operating expenses, including certain expenses related to operating as a publicly-offered REIT, regardless of whether we are able to raise substantial funds in the Offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income per share class, reducing our net income per share class and limiting our ability to make distributions on each share class. In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Advisor. As of December 31, 2019 (Predecessor), advances from related parties related to our organization and the Offering and paid by the Former Manager on our behalf totaled $120,672. During the Predecessor period from January 1, 2020 to May 14, 2020, our Former Manager converted the balance of $112,157 to equity, which was previously advanced to the Company. We have no outstanding third-party debt and we have received no commitment from any lender to provide us with financing.

Market Outlook - Real Estate Capital Markets

We are cautiously optimistic that improving economic fundamentals, higher transaction volume, and a recovering commercial real estate lending market will bolster core United States metro markets.

As a result of the global outbreak of the COVID-19 pandemic, economic uncertainties have arisen that continue to have an adverse impact on economic and market conditions. The global impact of the COVID-19 pandemic has been evolving, and the pandemic presents material uncertainty and risk with respect to our future performance and future financial results. We are unable to quantify the impact the COVID-19 pandemic may have on our future financial results at this time and an adverse market environment could materially impact the cost and availability of equity capital and long-term credit, hampering our ability to originate the investments that we intend to offer.

While the U.S. economy appears to be recovering from the recession that commenced in February 2020 as a result of the COVID-19 pandemic, the duration and impact of the COVID-19 pandemic, including the impact of variants of the COVID-19 virus, could continue to materially disrupt our future operations and impact our financial performance. The magnitude and duration of the COVID-19 pandemic and its impact on us and our future results of operations will largely depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the pandemic, the success of actions taken to contain or treat COVID-19, and reactions by consumers, companies, governmental entities and capital markets.

Other Information

None

Recent Developments

For further information regarding recent developments, see Note 7. Subsequent Events" to our financial statements in Item 6. Financial Statements..

ITEM 3. DIRECTORS AND OFFICERS

Our Former Manager

Prior the Acquisition on May 15, 2020, we operated under the direction of the Former Manager, which was responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. As we do not have any employees, the Former Manager and the Former Sponsor acted for and on our behalf through their officers and directors. The Former Manager, the Former Sponsor and their officers and directors were not required to devote all of their time to our business and were only required to devote such time to our affairs as their duties required.

The Former Manager was a fiduciary to us and was required to act in our best interests. Our Former Manager performed its duties and responsibilities pursuant to our operating agreement. Our Former Manager maintained a contractual relationship with us and our shareholders, and we agreed to limit the liability of the Former Manager and to indemnify the Former Manager against certain liabilities. Our Former Manager agreed to operate under the CFA Institute Asset Manager Code of Professional Conduct.

Modiv Advisors

Commencing with the Acquisition on May 15, 2020, we operate under the direction of Modiv Advisors, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. As we do not have any employees, Modiv Advisors acts for and on our behalf of through its officers. Modiv Advisors and its officers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

We will follow investment guidelines adopted by Modiv Advisors and the investment and borrowing policies set forth in our offering circular, until they are modified by Modiv Advisors in an updated offering circular which we expect to be publicly available in the second half of 2021. Modiv Advisors intends to establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Modiv Advisors may change our investment objectives at any time without approval of our members. Modiv Advisors will be updating our Offering Circular in the coming months to update our investment strategy and the structure of the Offering.

Modiv Advisors is a fiduciary to us and is required to act in our best interests. Modiv Advisors performs its duties and responsibilities pursuant to our operating agreement.

The executive officers of our Company and Modiv Advisors, and their positions and offices as of April 15, 2021, are as follows:

Name	Age	Positions with the Company and Modiv Advisors
Aaron S. Halfacre	48	Chief Executive Officer
Raymond J. Pacini	65	Chief Financial Officer, Secretary and Treasurer

Mr. Aaron S. Halfacre. Aaron Halfacre has served as our Chief Executive Officer since the May 15, 2020 acquisition by Modiv Advisors and has served as the Chief Executive Officer of Modiv Advisors since its formation on January 16, 2020. Since January 1, 2019, he has also served as the Chief Executive Officer, President and a Director of Modiv Inc. and the Chief Executive Officer and a Director of Modiv Acquisition Corp. since January 2021. From January 1, 2019 to December 31, 2019, Mr. Halfacre previously served as the Chief Executive Officer, President and a Director of Rich Uncles Real Estate Investment Trust I (“REIT I”) until its merger with Modiv Inc. and Chief Executive Officer and a Manager of BrixInvest, LLC, which was Modiv Inc.’s and REIT I’s former sponsor and former advisor, where he previously served as President from August 2018 through December 2019. He has also served as a Director of BRIX REIT since January 2019 and served as the Chief Executive Officer and President of BRIX REIT from January 2019 to October 2019. Mr. Halfacre has over 25 years of experience in the real estate industry and has been involved in a myriad of REIT mergers and acquisitions transactions over the course of his career, totaling more than $17 billion in transaction value. From January 2018 to July 2018, Mr. Halfacre served as President of Realty Mogul, Co., a real estate crowdfunding platform, and its affiliates. From July 2014 to March 2016, Mr. Halfacre served as President and Chief Investment Officer of Campus Crest Communities, Inc., a publicly-traded student housing REIT where he was instrumental in the take-private sale to Harrison Street Real Estate Capital. From October 2012 to May 2014, Mr. Halfacre served as Senior Vice President and Head of Strategic Relations at Cole Real Estate Investments, Inc., a publicly traded net lease REIT and product sponsor. From November 2005 to December 2010, Mr. Halfacre served as the Chief of Staff and Head of Product Development of the real estate group at BlackRock, a global investment management corporation. Mr. Halfacre holds both Chartered Financial Analyst® and Chartered Alternative Investment Analyst® designations and earned his B.A. in Accounting from College of Santa Fe and his M.B.A. from Rice University.

Mr. Raymond J. Pacini. Raymond Pacini has served as our Chief Financial Officer, Treasurer and Secretary since the May 15, 2020 acquisition by Modiv Advisors and has served in those same roles for Modiv Adviors since its formation on January 16, 2020. Mr. Pacini has served as the Executive Vice President, Chief Financial Officer and Treasurer of Modiv Inc. since April 2018 and as the Secretary of Modiv Inc. since September 2019. Mr. Pacini has also served as the Chief Financial Officer of Modiv Acquisition Corp. since January 2021 and previously served as the Executive Vice President, Chief Financial Officer and Treasurer of REIT I and BrixInvest, LLC, the former sponsor and former advisor to Modiv Inc. and REIT I. He has also served as the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of BRIX REIT from April 2018 to October 2019, for which he served as an independent director from November 2017 until April 2018. On January 29, 2020, Mr. Pacini was reappointed as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of BRIX REIT. Mr. Pacini’s career as a financial executive spans over 40 years, including over 30 years of commercial and residential real estate experience. Prior to joining the Company, Mr. Pacini held senior leadership roles for a healthcare services company (Northbound Treatment Services, 2013-2018), a developer and homebuilder (California Coastal Communities, Inc., 1998-2011), and a commercial and residential development company (Koll Real Estate Group, Inc., 1993-1998). Mr. Pacini previously served as an independent director for a publicly traded natural resources company (Cadiz Inc., 2005-2019) and a waste management company (Metalclad Corporation, 1999-2002). Mr. Pacini started his career with PricewaterhouseCoopers LLP and is a licensed CPA (inactive) in the state of Massachusetts. Mr. Pacini has also been a National Association of Corporate Directors (NACD) Board Leadership Fellow since 2014. Mr. Pacini received his B.A. in Political Science from Colgate University in 1977 and his M.B.A. from Cornell University in 1979.

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our Former Sponsor received compensation for his or her services, including services performed for us on behalf of the Former Manager, from our Former Sponsor. As executive officers of the Former Sponsor, these individuals performed the duties of the Former Manager to manage our day-to-day affairs.

Each of the executive officers of Modiv Advisors will receive compensation for his or her services, including services performed for us, from an affiliate of Modiv Advisors. These Modiv Advisors' individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we may pay to Modiv Advisors, we do not intend to pay any compensation directly to these individuals.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table shows, as of April 15, 2021, the amount of our common share beneficially owned (unless otherwise indicated) by (1) each of our directors and executive officers; and (2) all of our directors and executive officers as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of All Shares
Modiv Advisors, LLC	100	100%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	All voting and investment decisions with respect to our common shares that are held by Modiv Advisors, its officers or directors, are controlled by the manager and officers of Modiv Advisors. The manager of Modiv Advisors is modiv TRS, LLC, which is an indirect subsidiary of Modiv Inc. The Chief Executive Officer of Modiv Advisors is Aaron S. Halfacre, and the Chief Financial Officer, Treasurer and Secretary of Modiv Advisors is Raymond J. Pacini.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

See "Note 4. Related Party Transactions" to our financial statements in Item 7. Financial Statements for a discussion of our related party arrangements.

ITEM 6. OTHER INFORMATION

For further information, see Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Information.

ITEM 7. FINANCIAL STATEMENTS

Modiv Divisibles, LLC

Table of Contents

Independent Auditor's Report	12
Balance Sheets – December 31, 2020 (Successor) and 2019 (Predecessor)	14
Statements of Operations – For the Periods from May 15, 2020 to December 31, 2020 (Successor) and from January 1, 2020 to May 14, 2020 (Predecessor) and For the Year Ended December 31, 2019 (Predecessor)	15
Statements of Members’ Equity – For the Periods from May 15, 2020 to December 31, 2020 (Successor) and from January 1, 2020 to May 14, 2020 (Predecessor) and For the Year Ended December 31, 2019 (Predecessor)	16
Statements of Cash Flows – For the Periods from May 15, 2020 to December 31, 2020 (Successor) and from January 1, 2020 to May 14, 2020 (Predecessor) and For the Year Ended December 31, 2019 (Predecessor)	17
Notes to Financial Statements	18

Independent Auditor's Report

To the Managing Member of

Modiv Divisibles, LLC and Subsidiaries

Newport Beach, California

Report on the Financial Statements

We have audited the accompanying financial statements of Modiv Divisibles, LLC (the “Company” or “Successor”), which comprise the balance sheet as of December 31, 2020 (Successor), the related statements of operations, member’s equity, and cash flows for the period from May 15, 2020 to December 31, 2020 (Successor), and the related notes to the financial statements. We have also audited the accompanying financial statements of REITless Impact Income Strategies, LLC (the “Predecessor”), which comprise the balance sheet as of December 31, 2019 (Predecessor), the related statements of operations, member’s equity, and cash flows for the period from January 1, 2020 to May 14, 2020 (Predecessor), and for the year ended December 31, 2019 (Predecessor), and the related notes to the financial statements. The financial statements of the Predecessor and the Successor and the related notes to the financial statements are collectively referred to herein as the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Modiv Divisibles, LLC as of December 31, 2020 (Successor), and the results of their operations and their cash flows for the period from May 15, 2020 to December 31, 2020 (Successor), and the financial position of REITless Impact Income Strategies, LLC as of December 31, 2019 (Predecessor), and the results of their operations and their cash flows for the period from January 1, 2020 to May 14, 2020 (Predecessor), and for the year ended December 31, 2019 (Predecessor), in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-Matter

As discussed in Notes 1 and 3 to the financial statements, the members transferred all interests in the Company to a third-party on May 15, 2020, resulting in a new basis of accounting for the assets acquired and liabilities assumed by the acquiror. The Company elected to apply pushdown accounting in its financial statements due to this change of control event. Our opinion is not modified with respect to this matter.

/s/ Baker Tilly US, LLP

Irvine, California
April 30, 2021

Modiv Divisibles, LLC

(f/k/a REITless Impact Income Strategies LLC)

Balance Sheets

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$—	$502,018
Deferred offering costs	54,800	106,157
Total assets	$54,800	$608,175

Liabilities and Members' Equity
Current liabilities:
Accounts payable	$121	$—
Due to affiliates	5,644	120,672
Total liabilities	5,765	120,672

Commitments and contingencies (Note 5)

Members' equity:
Members' equity	49,035	487,503
Total members' equity	49,035	487,503
Total liabilities and members' equity	$54,800	$608,175

See accompanying notes to financial statements.

Modiv Divisibles, LLC

(f/k/a REITless Impact Income Strategies LLC)

Statements of Operations

	Successor	Predecessor	Predecessor
	For the Period from May 15, 2020 to December 31, 2020	For the Period from January 1, 2020 to May 14, 2020	For the Year Ended December 31, 2019
Revenue	$—	$—	$—

Expenses:
General and administrative	965	7,550	14,551
Sales and marketing	—	—	500
Total expenses	965	7,550	15,051

Loss from operations	(965)	(7,550)	(15,051)

Other income
Gain on forgiveness of amounts due to related parties	—	15,378	—
Interest income	—	869	1,554
Total other income	—	16,247	1,554

Net (loss) income	$(965)	$8,697	$(13,497)

Net (loss) income loss per share, basic and diluted	$(9.65)	$0.23	$(0.38)

Weighted-average number of common shares outstanding, basic and diluted	100	37,137	35,168

See accompanying notes to financial statements.

Modiv Divisibles, LLC

(f/k/a REITless Impact Income Strategies LLC)

Statements of Members' Equity

For the Periods from May 15, 2020 to December 31, 2020 (Successor)

and from January 1, 2020 to May 14, 2020 (Predecessor)

and For the Year Ended December 31, 2019 (Predecessor)

			Retained	Total
	Common Shares		Earnings	Members'
	Shares	Amount	(Deficit)	Equity
Successor
Balance, May 15, 2020	—	$—	$—	$—
Member's initial investment	100	50,000	—	50,000
Net loss	—	—	(965)	(965)
Balance, December 31, 2020	100	$50,000	$(965)	$49,035

Predecessor
Balance, December 31, 2018	100	$1,000	$—	$1,000
Issuance of common shares	50,000	500,000	—	500,000
Net loss	—	—	(13,497)	(13,497)
Balance, December 31, 2019	50,100	501,000	(13,497)	487,503
Repurchases of common shares	(50,000)	(501,000)	—	(501,000)
Due to related parties converted to equity (Note 3)	—	112,157	—	112,157
Net income	—	—	8,697	8,697
Balance, May 14, 2020	100	$112,157	$(4,800)	$107,357

See accompanying notes to financial statements.

Modiv Divisibles, LLC

(f/k/a REITless Impact Income Strategies LLC)

Statements of Cash Flows

	Successor	Predecessor	Predecessor
	For the Period From May 15, 2020 to December 31, 2020	For the Period From January 1, 2020 to May 14, 2020	For the Year Ended December 31, 2019
Cash Flows from Operating Activities:
Net (loss) income	$(965)	$8,697	$(13,497)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Gain on forgiveness of amounts due to related parties	—	(15,378)	—
Changes in operating assets and liabilities:
Increase in accounts payable	—	121	—
Increase in due to affiliates, net	965	5,542	—
Net cash used in operating activities	—	(1,018)	(13,497)

Cash Flows from Financing Activities:
Advances from related party	—	—	57,948
Proceeds from issuance of common shares	—	—	501,000
Repurchases of common shares	—	(501,000)	—
Payments of deferred offering costs	—	—	(43,433)
Net cash (used in) provided by financing activities	—	(501,000)	515,515

Net (decrease) increase in cash and cash equivalents	—	(502,018)	502,018
Cash and cash equivalents, beginning of year	—	502,018	—
Cash and cash equivalents, end of year	$—	$—	$502,018

Supplemental Schedule of Noncash Investing Activities:
Conversion of due to related party to equity	$—	$(112,157)	$—

See accompanying notes to financial statements.

MODIV DIVISIBLES, LLC

(f/k/a REITless Impact Income Strategies LLC)

Notes to Financial Statements

Note 1. Nature of Operations

Modiv Divisibles, LLC (the “Company”) is a single member limited liability company organized on March 6, 2018 under the laws of the State of Delaware. The Company was originally incorporated under the name REITless Impact Income Strategies LLC, but changed its name on December 22, 2020 to Modiv Divisibles, LLC following the May 15, 2015 acquisition described below. The Company intends to invest in a diversified portfolio of commercial real estate investments. Each commercial real estate investment will be represented by a separate and distinct share class which will allow investors to acquire an ownership interest in individual properties by acquiring different classes of shares. Investors in each share class will receive distributions based on the cash flow generated by the property underlying such share class. Each share class would earn a return for our investors through the collection of rents from the property underlying such share class, along with the potential for capital gains upon any sales of the property after an extended holding period.

Prior to May 15, 2020, the Company was managed by North Capital, Inc. (the “Former Manager”), a Securities and Exchange Commission (“SEC”)-Registered Investment Advisor and an affiliate of North Capital Investment Technology Inc. (“NCIT” or the “Former Sponsor”). North Capital, Inc. had exclusive control over all aspects of the Company’s business in its role as Former Manager. The majority shareholder was a registered principal with North Capital Private Securities Corp. (“NCPS”).

On May 15, 2020, the Former Sponsor entered into a purchase and sale agreement with Modiv Advisors, LLC, a Delaware limited liability company (“Modiv Advisors” or our “Advisor”), pursuant to which Modiv Advisors purchased 100% of the Company’s outstanding common shares for $50,000 in cash (the “Acquisition”). As a result of such acquisition, the Company is now a wholly-owned subsidiary of, and managed by, Modiv Advisors.

Modiv Advisors intends to update the Company's offering circular in the coming months to update the Company’s investment strategy and Offering structure with innovative, investor-first features that will enhance the Company’s original qualified Reg A+ offering. The Company intends to use substantially all of the proceeds of the Offering (defined below) to originate, invest in and manage a portfolio of real estate properties that will provide investors an opportunity to invest in individual properties by acquiring separate classes of our common shares as described above. Each class of common shares will represent an ownership interest in special purpose subsidiary (“SPE”) that owns an individual property.

The Company initiated a “best efforts” offering of common shares, representing limited liability interests in the Company (the “Offering”). On November 2, 2018, pursuant to Regulation A, the offering was qualified by the Securities and Exchange Commission (the “SEC”). The Company has not commenced the Offering and plans to seek to raise up to $75,000,000 in the Offering expected to commence in the second half of 2021.

In connection with our evaluation required by Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financials Statements - Going Concern, for the period from May 15, 2020 to December 31, 2020, management has concluded that as of the date of this report, there are no conditions or events that raise substantial doubt regarding the Company's ability to continue as a going concern within one year from the date of the issuance of these financial statements. As of December 31, 2020, the Company has not commenced planned principal operations or generated revenue. The Company’s activities since inception have consisted of formation activities and preparations for capital raising. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to initiate the Company’s planned operations or failing to profitably operate the business.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.

The financial statements and accompanying notes are the representations of the Company’s management, which is responsible for their integrity and objectivity. In the opinion of the Company’s management, the financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation.

On May 15, 2020, the Former Sponsor entered into a purchase and sale agreement with Modiv Advisors, pursuant to which Modiv Advisors purchased 100% of the Company’s outstanding common shares.

On December 31, 2020, Modiv Advisors revised the financial statements of the Company to reflect the application of pushdown accounting in accordance with FASB ASC 805. Under pushdown accounting, an acquired company records the new basis of accounting established by the acquirer for the individual assets and liabilities of the acquired company. As such, the Company recorded the fair value of its assets acquired of $54,800 and liabilities assumed of $4,800 (see Note 3 for more details).

For periods prior to the Acquisition, the Company is referred to as the “Predecessor” and for periods after the Acquisition, it is referred to as the “Successor.” As discussed above, Modiv Advisors applied pushdown accounting for the Acquisition, and accordingly, the Company’s results of operations and cash flows in the Predecessor and Successor periods are not comparable. Due to the acquisition and the application of pushdown accounting, different bases of accounting have been used to prepare the Predecessor and Successor financial statements. A black line separates the Successor and Predecessor financial statements to highlight the lack of comparability between the Predecessor and Successor periods.

Use of Estimates

The preparation of the financial statements and accompanying notes thereto in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is dependent upon additional capital resources for its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Cash and Cash Equivalents

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2020 (Successor) and 2019 (Predecessor), the Company had $0 and $502,018 of cash and cash equivalents, respectively.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an existing price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy, which is based on three levels of inputs, the first two of which are considered observable and the last unobservable, that may be used to measure fair value, is as follows:

Level 1:	quoted prices in active markets for identical assets or liabilities;

Level 2:	inputs other than Level 1 inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3:	unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts reported in the balance sheets approximate their fair value due to the short maturities of these items.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees and costs of incorporation, are expensed as incurred.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A - “Expenses of Offering” in the Company's recognition of deferred offering costs. Deferred offering costs consist principally of legal fees and other costs incurred in connection with an offering the Company intends to commence during the second half of 2021 under Regulation A.

Prior to the completion of the Offering, these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to members’ equity upon the completion of the Offering or to expense if the Offering is not completed. Deferred offering costs of $54,800 and $106,157 were capitalized as of December 31, 2020 (Successor) and 2019 (Predecessor), respectively.

Income Taxes

The Company is a Delaware limited liability company and is treated as a disregarded entity for federal income tax purposes. Accordingly, under the Internal Revenue Code of 1986, as amended, all taxable income or loss flows through to its member. Therefore, no provision for income tax has been recorded in the accompanying financial statements. Income from the Company is reported and taxed to the member on its individual tax returns. The Company is evaluating whether it will elect to be taxed as a REIT for federal income tax purposes beginning with the taxable year ending December 31, 2021.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation, although it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Earnings (Loss) Per Share

Earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares outstanding during the period, excluding shares subject to redemption or forfeiture. Diluted earnings (loss) per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive items are excluded from the computation of the diluted earnings (loss) per share if their inclusion would be anti-dilutive. As no potentially dilutive items exist for the period from January 1, 2020 to May 14, 2020 (Predecessor) and for the period from May 15, 2020 to December 31, 2020 (Successor), basic and diluted earnings per share are the same. Diluted EPS is the same as Basic EPS for the year ended December 31, 2019 (Predecessor) as the Company had a net loss for the year.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2020, including interim periods within those fiscal years. Since the Company does not have any leases, implementation of this new standard did not have any impact on the Company's financial reporting and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Note 3. Members' Equity

The Company is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares. The Company’s manager has rights to establish additional series or classes of its shares with differing rights and privileges. The Company plans to issue additional series or classes of its shares that will allow investors to acquire an ownership interest in SPEs that own an individual property and receive distributions based on the cash flow provided by such property. Holders of common shares are entitled to one vote per share on matters put to a shareholder vote at the sole discretion of the Company’s manager.

On May 15, 2020, the Former Sponsor entered into a purchase and sale agreement with Modiv Advisors, pursuant to which Modiv Advisors purchased 100% of the Company’s outstanding common shares for $50,000 in cash and the assumption of a $4,800 accrued liability.

The following table summarizes the fair value of assets acquired and liabilities assumed as of the date of Acquisition:

Asset
Deferred offering costs	$54,800
Liability
Accrued liability	(4,800)
Net asset acquired	$50,000

During the period from January 1, 2020 to May 14, 2020 (Predecessor), the Company repurchased 50,000 shares for $501,000. For the year ended December 31, 2019 (Predecessor), the Company issued 50,000 common shares at $10.00 per share, resulting in a capital contribution of $500,000.

During the period from January 1, 2020 to May 14, 2020 (Predecessor), the Company’s Former Manager converted the balance of $112,157 to equity, which was previously advanced to the Company. Additionally, $15,378 of the Former Manager’s advances to the Company was recognized as forgiveness of amounts due to related parties pertaining to the funding of operating costs, and is therefore included in other income in the Company's statement of operations for the period from January 1, 2020 to May 14, 2020 (Predecessor).

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

Note 4. Related Party Transactions

On November 2, 2018, the Company entered into an operating services agreement with North Capital Inc., the Former Manager of the Company. Under the agreement, the Former Manager was entitled to an annual asset management fee of 1.00%, paid quarterly, which was based on the Company’s net proceeds from the initial offering as of the end of each quarter, and thereafter would be based on the Company’s net asset value at the end of each prior quarter as calculated pursuant to the agreement.

The Former Manager was also entitled to receive a special servicing fee equal to an annualized rate of 1.00% of the original value of a non-performing asset, payable quarterly in arrears. Whether an asset was deemed to be non-performing was in the sole discretion of the Former Manager. No related fees were paid.

The Former Manager was also entitled to acquisition and origination fees paid by a borrower of up to 5.00% of the amount funded by the Former Sponsor or affiliates of the Former Sponsor to acquire or originate loans or other real estate related assets, excluding any acquisition and origination expenses and any debt attributable to any such investments. No related fees were paid.

The Company was also required to reimburse the Former Manager for all costs and expenses incurred solely on behalf of the Company including fees paid to and expenses of third-party service providers, other than those expenses that were specifically the responsibility of the Former Manager pursuant to the agreement.

Expenses from inception through May 14, 2020 were paid by the Former Manager of the Company, North Capital, Inc., and its affiliates NCIT and NCPS, on the Company’s behalf. Per the Company’s operating agreement, the Company was obligated to reimburse the Former Manager and its affiliates, without interest, for expenses they incurred in connection with the formation of the Company. Prior to May 15, 2020, the Former Manager decided to forgo such reimbursements and converted the balance of $112,157 to equity, which was previously advanced to the Company. The amounts due to related parties were $5,644 and $120,672 as of December 31, 2020 (Successor) and 2019 (Predecessor), respectively. The $5,644 due to related parties as of December 31, 2020 (Successor) represents the amount due to Modiv Advisors for reimbursements of costs paid on behalf of the Company.

Modiv Advisors will be reevaluating the fees to be charged to the Company under the Company's operating agreement when it updates the offering circular.

Note 5. Commitments and Contingencies

As of December 31, 2020 (Successor), the Company has not commenced planned principal operations or generated revenue. The Company’s activities since inception have consisted of formation activities and preparations for capital raising.

The Company is not a party to any legal proceeding, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company’s business should such litigation be resolved unfavorably.

Note 6. Subsequent Events

Management’s Evaluation

Management has evaluated subsequent events through the date the financial statements were available to be issued.

ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this Annual Report are incorporated by reference or are filed with this Annual Report, in each case as indicated below.

INDEX OF EXHIBITS

Exhibit No.	Description
2.1*	Certificate of Formation (incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form DOS/A, filed on August 1, 2018)
2.2**	Certificate of Amendment to change the Company’s name from REITless Impact Income Strategies LLC to Modiv Divisibles, LLC filed with the Delaware Secretary of State on December 22, 2020.
2.3*	Amended and Restated Operating Agreement Dated as of September 30, 2019 (incorporated by reference to Exhibit 2.2 to the Company’s Post-Qualification Amendment on Form 1-A POS, filed on October 18, 2019)
6.1*	Form of License Agreement (incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A, filed on August 29, 2018)
6.2*	Form of Shared Services Agreement (incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A, filed on August 29, 2018)

*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Modiv Divisibles, LLC

By:	/s/ AARON S. HALFACRE
Aaron S. Halfacre
Chief Executive Officer
April 30, 2021

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ AARON S. HALFACRE	Chief Executive Officer, Modiv Advisors, LLC	April 30, 2021
Aaron S. Halfacre	(principal executive officer)

/s/ RAYMOND J. PACINI	Chief Financial Officer, Treasurer and Secretary, Modiv Advisors, LLC	April 30, 2021
Raymond J. Pacini	(principal financial officer)